UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

SCHEDULE 14A

CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

AND EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-12

CALMARE THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

CALMARE COMMITTEE TO RESTORE

STOCKHOLDER VALUE

(Consisting of the following individual participants: Stan Yarbro, Ph.D, Richard D. Hornidge, Jr., Ron Hirschi, Robert Davis, Ted Kustin, Dr. William Kay, Ronald K. Tolboe, Steve Roehrich, Robert Conway, and Benjamin Large)

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CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE

Dear Fellow Stockholders of Calmare Therapeutics, Inc.:

The Calmare Committee to Restore Stockholder Value (the “Committee”) is comprised of ten shareholders of Calmare Therapeutics, Inc. (“Calmare” or the “Company”) holding approximately 20% of the Company’s outstanding shares. We own more of the Company’s stock than all of the Company’s directors and officers combined.

We are asking for your consent to remove the existing directors from Calmare’s five member board, remove all existing management, and replace them with five director nominees and management who will urge the Board to take immediate steps to improve revenues, operational performance and regulatory compliance. Three of these nominees are previous members of Calmare’s board of directors, two of which resigned because of management actions and a third wrongfully and illegally removed.

Since the appointment of Conrad Mir as Chief Executive Officer on September 27, 2013, the Company’s stock price has plummeted from prices well in excess of $.50 per share prior to his appointment to trades at $0.07 and $0.08 in the current market. At the same time, the Company his failed to file required filings with the Securities and Exchange Commission to report Company operations and income, to the extent that the Company has been moved the Company which at one time was a proud New York Stock Exchange Company to the OTC Markets Group “pink” market and listed as having “no information” and a stop sign on the symbol.

On June 30, 2017, and as amended on September 21, 2017, we filed our initial statement of ownership on Schedule 13D, reflecting our investment and ownership in Calmare. In that Schedule 13D, we advised that we had major concerns regarding various aspects of Calmare’s operations, financial structure and strategy including, but not limited to, the long history of underperformance and mismanagement of Calmare – a problem that has existed for many years with no signs of improvement. As part of that process, we sought to engage Calmare’s Board in discussions to address these concerns including, but not limited to, senior management, Board composition, financial condition and/or operations of Calmare (including financing, spending, business strategy, compensation, debt, and dilution of stock), and how to maximize shareholder value. As part of that proposed process, we had hoped to resolve these issues with the Calmare Board, but in the event that turned out not to be possible, reserved the right to consider all available options to benefit the shareholders including, without limitation, commencement of a consent solicitation, proxy solicitation or tender offer.

Also on June 30, 2017, Stanley Yarbro (on behalf of the members of the Committee) sent a letter to the Board expressing our ongoing concern regarding the underperformance and mismanagement of the Company. In this letter, we noted that, despite a languishing stock price, senior management’s compensation has done nothing but go up and that senior management’s compensation is in no way tied to shareholder return. The letter also noted our concern with the Board’s recent invalid and wrongful removal of Mr. Yarbro as a member of the Board (as inaccurately reported in the Form 8-K filed by the Company on March 18, 2017). The letter requested that the Board meet with us to address the above-referenced concerns.

On or about July 14, 2017, Mr. Yarbro followed up with a letter to Calmare management once again requesting a meeting with the Board of Directors to discuss the issues raised in the Initial Schedule 13D including the longstanding underperformance and mismanagement of the Company. Mr. Yarbro also noted the Company’s failure to timely file its Form 10-K for the period ending December 31, 2016 and its Form 10-Qs for the whole of 2017, as well as the financial status of the Company.

On or about August 11, 2017, Yarbro, again on behalf of the members of the Committee, presented the Company’s Secretary with Notice of Stockholder Proposal to Nominate Directors for Election at Annual Meeting in accordance with the Company’s By-laws (the “Stockholder Proposal”) proposing for nomination a slate of five (5) individuals to serve as directors of the Company. The five individuals are:

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•	Dr. Stanley Yarbro, Ph.D.;

•	Vice Admiral Robert T. Conway, Jr.;

•	Steve Roehrich;

•	Robert Davis; and

•	Benjamin Large.

We no longer believe that management of the Company will hold the required annual stockholder meeting in any timely or meaningful sense, and accordingly have determined to proceed with this consent solicitation.

On or about August 18, 2017, the Company, through its counsel, agreed to a meeting between Company management and members of the Committee (as set forth in the Initial Schedule 13D), to take place on Thursday, August 24, 2017 at the offices of the Company. On the afternoon of August 22, 2017, the Company, through its counsel, indicated that the meeting was cancelled by the Company’s CEO, Conrad Mir, citing “ongoing material events” that prevented the Company from answering our questions at this time and stating that the meeting would need to be rescheduled after September 15, 2017. To date, the Company has not provided alternative dates to reschedule the meeting between the Committee and Company management.

During this period, Yarbro also repeatedly made informal requests for a stockholder list which the Company has failed to provide. Section 220 of the Delaware General Corporation Law specifically provides that any shareholder upon written demand under oath stating the purpose thereof has the right to inspect the corporation’s list of stockholders. Following the Company’s abrupt cancellation of the August 24th meeting, Yarbro, through counsel, made a formal demand under Section 220 of the General Laws of the State of Delaware to review the stockholder list of the Company. The Company refused to respond.

Accordingly, on October 3, 2017 Mr. Yarbro filed suit in Delaware Chancery Court to obtain the stockholder list (Stan Yarbro v. Calmare Therapeutics, Delaware Chancery Court 2017-0704). On October 25, 2017, a hearing was scheduled at the court to determine whether Mr. Yarbro was entitled to the stockholder list. At that meeting, Conrad Mir appeared and requested a three-week continuance to stall delivery of the list. The judge refused and gave the Company 48 hours. The judge clearly recognized Mr. Mir’s action for what it was, an attempt to stall a rightful stockholder action. On October 27, 2017 the hearing reconvened and the court order the Company to deliver the list of stockholders to Mr. Yarbro. On October 31, the day before Mr. Mir was to deliver the shareholder list, he used company funds to hire a Delaware law firm to not dispute the order but to beg for more time to deliver the list. The court granted him 10 days to deliver the list. Finally, after more maneuvering on the part of the Company, on November 21, 2017 the Company delivered the required stockholder list.

Reasons for the Consent Solicitation

On October 27, 2017 the Company’s stock closed at a price of $0.08 per share, which is a 45% reduction in pricing over the previous 52 weeks and more than 93% lower than its five-year high closing price of $1.24 (May 2012). Moreover, in every single year in the past four (since Mr. Mir’s appointment), the Company generated losses applicable to its common stockholders, aggregating to approximately $9.8 million, or $0.38 per share.

While it has been overseeing this loss of stockholder value, the current management team has profited handsomely. Since his appointment in September 2013, January 1, 1999, Conrad Mir the Company’s Chief Executive Officer has been paid an annual salary of $270,000 and paid himself bonuses of $53,000 in 2015 and $54,000 in 2016, all at a time when the Company’s common stock declined in value. Mr. Mir has also been issued options to purchase 1,000,000 shares of the Company’s common stock and has been outright granted an additional 509,686 shares of common stock. Under his employment agreement, Mr. Mir is entitled to extraordinarily rich severance benefits. We intend to terminate him for cause to eliminate these benefits. We also believe severance in these amounts, which were approved by this Board and which are payable even if the Company has not undergone a change in control or if the Board elects not to renew the executives’ employment agreements when they expire, are not in line with common corporate practice, are completely unjustified and are not in the best interests of the stockholders.

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Mr. Mir’s team paid themselves all the while failing to complete and file the required SEC filings. In fact, Calmare recently “terminated” their long term accounting firm and engaged a new firm. Because Calmare has moved to a “pink sheet” with “no information”, trading in the stock is substantially harmed and trading volume is virtually nonexistent. Calmare was once a proud New York Stock Exchange company with major upside on the Calmare device and other products. Current management has miserably failed to capitalize on those opportunities.

Current management has also failed to work to resolve major company litigation matters. On September 28, 2017, GEOMC, the Company’s supplier of the Calmare device, was granted a judgment against the Company. The Company currently has 350 completed units in the Company’s warehouses that were never paid for. By contract, Calmare was not required to pay for the units until the Company “made a profit on the sale.”. By not properly defending this litigation management allowed the court to not only rule that Calmare owes GEOMC approximately $4,000,000 in unit cost, but also significant sums for court costs and legal fees. Competent management could reach resolution of this matter with GEOMC at significant benefit for both Calmare and GEOMC.

Current management also allowed a former employee to reach a judgment against the Company for in excess $400,000 without even bothering to show up at the hearing.

In order to preserve their status, Mr. Mir and current management have also repeatedly mislead shareholders and investors with respect to corporate opportunities. In November 2014, Mr. Mir’s team made a public announcement (press release) that he had secured a US General Services Administration (“GSA”) contract for the sale of the Calmare device to the US Government. He proclaimed that the value of this contract was in excess of $15,000,000 and that the company would begin receiving revenue from the GSA contract in excess of $250,000 per month starting in February or March of 2015. To date not one dollar of revenue has been received from this contract. At the annual meeting in October 2015, Mr. Mir explained that the original contract for Calmare units had been delayed due to issues associated with employee misconduct and that he was now taking personal control and that CTI would be receiving revenue shortly. To date no revenue from this contract has been received. At the same annual meeting, Mr. Mir announced that he had secured an additional product to the company’s GSA contract (disposal electrodes for use with not only the Calmare device but other electrical medical devices) and that product was now sole source with the GSA and that again the company would begin receiving revenues in excess of $250,000 per month within the next 90 days. To date, the company has received less than $20,000 (total since 2015) in revenues from the electrode sales. Finally, the sales strategy Mr. Mir has proclaimed for the company was the development of large sales volumes with the US Government through the company’s GSA contract. This strategy was completely destroyed in March of 2017 when the company lost its GSA contract for failure to properly respond to normal procedural questions by the agency. These are events are in addition to Mr. Mir failing to file any of the required 10-Q quarterly reports for the last three quarters. He has repeatedly refused to discuss the company’s performance or actions to improve results with shareholders

As a possible last straw, on March 18, 2017 the Company removed Stan Yarbro as a director of the Company by a simple majority vote of the Board. Under Delaware law a director can only be removed by the stockholders of a corporation. This dismissal was completed without discussion, any meeting of a governance committee and without the full participation of the Board. Dr. Yarbro was the primary voice behind dissent in the board as to the actions and activities of Conrad Mir and the management team and the need to remedy the Company’s failures. It is completely improper and a breach of fiduciary duty to terminate a board member simply because that director takes seriously his fiduciary duties to shareholders of the Company and not simply agree to management actions.

Given our frustration with the Company’s response to our efforts to communicate serious concerns regarding the Company’s underperformance and malfeasance, we concluded that the best way to protect our investment would be to fix the Company ourselves by pursuing a change in the Board and senior management. As an initial step, on November 22, 2017 we filed a preliminary consent solicitation statement to seek the consent of the Company’s stockholders to, among other things, remove the Company’s directors and officers and appoint new directors and management. We filed an amended preliminary consent solicitation on December 4, 2017 responsive to SEC comments. We will begin our solicitation immediately upon finalization of review by the US Securities and Exchange Commission.

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In our view, a new management team with a new operational plan should be given the opportunity to fix Calmare so that stockholders can realize maximum value. The time for this change is now because new operational plans must be adopted and implemented to take action to resolve the recent GEOMC judgment and seek to complete the marketing plans for the Calmare pain relief device. We believe that the more the Company delays a change in the management team, the longer it will take for a new management team to reverse the Company’s underperformance and decline in stockholder value. It is time to put our Nominees on the Board!

Accordingly, we are soliciting your consent to approve the following:

•	the removal of Conrad Mir, Peter Brennan, Rustin Howard and Carl O’Connell from the Company’s Board of Directors and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of these Proposals to fill any newly-created directorship or vacancy on the Board;

•	the election of Dr. Stanley Yarbro, Vice Admiral Robert Conway, Steve Roehrich, Robert Davis and Benjamin Large to serve as members of the Board and fill the newly-created vacancies (the “Nominees”);

•	the amendment of the Company’s Bylaws to fix the number of directors permitted to serve on the Board at five;

•	the amendment of the Company’s Bylaws to require the unanimous vote of all directors in order for the Board to amend the section of the Bylaws which fixes the number of directors constituting the Board;

•	the amendment of the Bylaws to provide that vacancies on the Board created as a result of the removal of directors by Calmare stockholders may be filled only by a majority vote of Calmare’ stockholders; and

•	the repeal of each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after December 2, 2010 (the last reported changes) and before the effectiveness of the foregoing Proposals and the seating of the Nominees on the Board.

Our Nominees will actively oversee and monitor the Company’s efforts to work to improve the Company’s long-term viability and stock price so that stockholders are protected. Among other things, our Nominees will urge the Board to initially appoint Dr. Stanley Yarbro as the Chief Executive Officer of the Company until a suitable replacement CEO may be found, and direct management to take decisive steps to maximize stockholder value through optimizing operational performance by:

First step: Remove the current board and replace it with a group that has the experience, skills and desire to make this a profitable, innovative company. The proposed new board offers a wide variety of skills that could help the company get back on its feet. The company needs to establish as soon as possible a growing revenue stream, and then develop a strategy for differentiated, sustainable long-term growth.

Recommended Board:

Dr. Stan Yarbro

Adm. Robert Conrad

Steve Roehrich

Robert Davis

Ben Large

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Second Step: Once a new board has been installed. The current management team would be dismissed for cause. This would include both the CEO and CFO. The combined salaries of these two individuals is over $475,000 per year. The following short-term management structure would be implemented. Stan Yarbro would be appointed the acting CEO. Any salary agreed to by the new Board for Dr. Yarbro would be deferred until the company has recovered to a profitable position. Mr. Yarbro would only receive normal business expenses. He would act in the role for the 3-9 months necessary for CTI to right the ship, initiate a strong sales effort and reconnect with what might be left of our GSA relationships. Simultaneously, the newly elected board would be searching for a strong CEO that could lead the company long term. A key element of this selection would be an individual that will see the potential of the company and look to stock appreciation upside as his or her long-term compensation for moving the company forward, in direct opposition to the current inflated salary and bonuses which reward the current CEO regardless of the financial performance and stockholder value. If the stockholders approve this plan, we would ask Vice Admiral Bob Conway to lead the board in finding the right CEO. In the interim, we would work with the loyal administrative and sales staff that we have to get the sales process started. As for a CFO, a company with essentially no revenue does not need the services of a $175,000 per year CFO. In order to meet our legal requirement as a publicly traded company, we would hire a contractor with proper credentials to supply the needed expertise. At this juncture, we clearly cannot afford the expensive services of a full time expensive CFO. Once we have regained our position as a growing profitable company, the newly hired CEO could make the determination of when a full time CFO is justified.

Third Step: Due to the current financial state of the company, it will be necessary and time critical to raise some capital for the company. The estimate is that $500,000 to $750,000 will be required to get the company back on its feet. Eliminating the CEO and CFO will save approximately $45,000 each month, but unfortunately the past CEO has failed to pay the real working employees for at least the last four months. This situation needs to be rectified. The two office individuals, along with the nurse and sales manager, are required to get us back on tract. The raised capital would go to paying their back salaries and start a sales program. Any back salaries of the current CEO and CFO would be fiercely negotiated as part of a longer- term payout package as well as any other short-term obligation that we have.

Fourth Step: Initiate a strong sales program utilizing contract sales individuals. We have demonstrated that a representative sales individual can sell the Calmare device. We have seen the current sales individual make multiple sales over the last few months. The sales were made even without Calmare management providing any help, in fact getting in his way. We will change this. We will help the sales force, give them the necessary tools and push them to make sales. We will make them accountable for generating new sales, opening new accounts and looking at out- of- the box opportunities. We will also look to expand the sales force by bring on new representatives to cover a wider customer base. We can and will initiate a hospital based APC (ambulatory payment classification) strategy that allows hospitals to generate their own CPT codes for re-imbursement. The APC program has been in place for over two years and no sales or revenues have occurred derived from that program. This program was designed for the small medical device company. It allows insurance re-imbursement without formal FDA approval. You need FDA clearance (which we have) but approval can be done at the local level. This is just one program that our current CEO has been negligent in utilizing. Just imagine if we had started this two years ago when the program was available for CTI to utilize.

As part of re-initializing our sales process, we need to re-establish our position with US General Services Administration (GSA). Having a GSA contract is a good first step. But just having the contract does not generate sales, as we have seen, no sales since its initiation over 3 years ago, despite all the promises. We have over 20 units in military facilities across the US. We need to inventory these units, understand their utilization and use this to demonstrate to other government agencies the power of Calmare. We should leverage these tool placements to other US government facilities. Demonstrate how effective the treatments can be, and in today’s environment, how cost effective they can be. We need to also understand where we stand with our electrode contract. We just need to do the normal “blocking and tackling” to get this re-started. This could be a real opportunity to get some re-occurring revenue over a short time frame.

Fifth Step: After the company has stabilized its finances, we will look to identify an individual to become CEO. This individual will need to appreciate the potential of the product and company and be willing to be compensated on both top line and bottom line growth.

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We believe that with the right management team in place, Calmare can implement measures to increase revenue and decrease expenses, eventually resulting in profitability. Our Nominees, if seated on the Board, are expected to act in the best interest of all Calmare stockholders.

The enclosed consent solicitation statement contains important information concerning our solicitation and our Nominees—please read it carefully.

WE URGE YOU TO PROTECT YOUR INVESTMENT IN CALMARE THERAPEUTICS NOW BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CONSENT CARD TODAY.

The results of our request for consent will be communicated to you by the issuance of a press release. Additionally, in accordance with applicable law, prompt notice of the action taken by consent will be provided to stockholders who have not executed consents.

Please consent with respect to all shares for which you were entitled to give consent as of the November 16, 2017 record date, as set forth on your WHITE consent card, in favor of each Proposal as described in the accompanying consent statement.

Thank you for your support,

CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE
By:	/s/ Stanley Yarbro
Stanley Yarbro

December 5, 2017

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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

DATED DECEMBER 4, 2017

IMPORTANT

PLEASE READ THIS CAREFULLY

1. If you hold your shares in your own name, please sign, date and mail the enclosed WHITE consent card to Stanley Yarbro, 154 Quail Hollow Dr., Kings Mountain, NC 28086 in the postage-paid envelope provided or signed and scanned and sent by email to syarbro49@gmail.com.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your shares. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us in care of Stanley Yarbro, 154 Quail Hollow Dr., Kings Mountain, NC 28086 so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call Stanley Yarbro at (408) 476-9733:

CONSENT SOLICITATION STATEMENT

OF

CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE

The Calmare Committee to Restore Stockholder Value is furnishing this consent solicitation statement in connection with its solicitation of written consents from the holders of common stock, par value $.01 per share (the “Shares”), of Calmare Therapeutics, Inc., a Delaware corporation (“Calmare” or the “Company”), to take the following actions without a stockholders’ meeting in accordance with Delaware law to:

(1) remove without cause Conrad Mir, Peter Brennan, Rustin Howard and Carl O’Connell from the Company’s Board of Directors of the Company (the “Board”) and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of these Proposals to fill any newly created directorship or vacancy on the Board (“Proposal 1”);

(2) elect Dr. Stanley Yarbro, Vice Admiral Robert Conway, Steve Roehrich, Robert Davis and Benjamin Large to serve as members of the Board of the Company (“Proposal 2”);

(3) amend Section 2.01 of the Company’s Bylaws to fix the number of directors permitted to serve on the Calmare Board at five (“Proposal 3”);

(4) amend Section 7.09 of the Company’s Bylaws to require the unanimous vote of all directors in order for the Board to amend Section 2.01 of the Bylaws, which fixes the number of directors constituting the Board (“Proposal 4”);

(5) amend Section 2.01 of the Company’s Bylaws to provide that vacancies on the Calmare Board created as a result of the removal of directors by Calmare stockholders may be filled only by a majority vote of Calmare stockholders (“Proposal 5”); and

(6) repeal each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after December 2, 2010 (the last date of changes) and before the effectiveness of the foregoing Proposals and the seating of the Nominees on the Board (“Proposal 6”, and collectively with Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5, the “Proposals”).

Each of the six Proposals is conditioned upon the approval by the stockholders of the Company of each of the other Proposals. Each Proposal will be effective without further action when we deliver to Calmare consents from the holders of a majority of the issued and outstanding shares of Calmare common stock. Members of the Calmare Committee to Restore Stockholder Value collectively beneficially own an aggregate of 6,139,596 shares (approximately 20%) of the Shares as of the date of this consent solicitation and intend to deliver a consent in favor of each of the Proposals.

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The purpose of the consent solicitation is to install new directors on the Board who we believe will influence the Board to change senior management and implement new strategies to maximize stockholder value and monitor the Company’s efforts to seek a buyer. The Nominees are expected to act in the best interest of all Calmare stockholders.

THIS CONSENT SOLICITATION IS BEING MADE BY THE CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE AND NOT BY OR ON BEHALF OF THE COMPANY. WE ARE ASKING THE STOCKHOLDERS OF THE COMPANY TO ACT BY WRITTEN CONSENT WITH RESPECT TO THESE PROPOSALS ON THE ACCOMPANYING WHITE CONSENT CARD.

A consent solicitation is a process that allows a company’s stockholders to act by submitting written consents to any proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of stockholders. Whereas at special or annual meetings of stockholders at which a quorum is present, proposed actions only require that a majority of the shares represented at the meeting vote in favor of a proposal, a written consent solicitation requires the majority vote of all stock outstanding of a company.

For the Proposals described herein to be effective, the Company must receive properly completed and duly delivered unrevoked written consents to the Proposals from the holders of record as of the close of business on November 16, 2017 (the “Record Date”) of a majority of the Shares then outstanding within 60 calendar days of the date of the earliest dated consent delivered to the Company. See “Consent Procedure.”

This Consent Solicitation Statement and the related WHITE consent card are first being sent or given on or about December 6, 2017 to holders of Shares. The Committee and its participants intend to distribute this Consent Solicitation Statement whether or not Calmare has distributed a proxy statement to its shareholders. The participants consequently undertake to provide any omitted information which would otherwise be required in a proxy statement filed by Calmare in a supplement filed as a revised definitive proxy statement. The participants accept any legal risk for distributing this Consent Solicitation Statement without such potentially required disclosures. The participants have filed and presented all required information in their possession or control as required by Form 14A, the remainder of which is in the knowledge of Calmare and the Committee does not believe it can rely on the accuracy of such information filed since Calmare’s filings are delinquent.

We urge you to vote in favor of the Proposals by signing, dating and returning the enclosed WHITE consent card. The failure to sign and return a consent will have the same effect as voting against the Proposals.

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QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

The following are some of the questions you, as a stockholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this document, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this entire document carefully prior to making any decision on whether to grant any consent hereunder.

Q:	Who is making the solicitation?

A:

The Calmare Committee to Restore Stockholder Value (the “Committee”). We collectively beneficially own 6,128,795 Shares or approximately 20% of the outstanding Shares. The Committee consists of the following Calmare shareholders: Stanley Yarbro, Ph.D., Richard D. Hornidge, Jr., Ron Hirschi, Robert Davis, Ted Kustin, Dr. William Kay, Ronald K. Tolboe and Steve Roehrich. Such stockholders may be deemed participants in this consent solicitation. In addition, the other two Nominees, Robert Conway and Benjamin Large, are also participants in this consent solicitation. For additional information on the participants, please see “Information on the Calmare Committee to Restore Stockholder Value and the Participants” on page 6.

Q:	What are you asking that the stockholders consent to?

A:	We are asking you to give your written consent to six Proposals. The first two Proposals seek to remove the members of the Board and replace them with the Committee’s Nominees. The third Proposal seeks to amend of the Company’s Bylaws to fix the number of directors permitted to serve on the Calmare Board at five. The fourth Proposal seeks to amend the Company’s Bylaws to require the unanimous vote of all the members of the Board for any amendment by the Board to the Bylaws which would change the number of directors constituting the Board. The fifth Proposal seeks to amend the Company’s Bylaws so that only Calmare stockholders (and not the Board) can fill any vacancies on the Board created as a result of death, resignation, disqualification, removal or otherwise. The sixth Proposal seeks to repeal each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after October 10, 2010 (the last date of changes) and before the effectiveness of the foregoing Proposals and the seating of the Nominees on the Board.

Q:	Why are you soliciting stockholders’ consent?

A:	We are soliciting your consent because we believe the current Board and management team are not pursuing the most effective plan to protect and enhance your investment in Calmare. We believe much more can be done to maximize stockholder value and that it is time for immediate change at both the Board and management level. We believe the approval of our Proposals will provide the Company with qualified and committed directors who will urge the Board to appoint Stanley Yarbro as Chief Executive Officer and direct management to take decisive steps to maximize stockholder value through optimizing operational performance.

Q:	Who are Committee’s Nominees?

A:	Stanley Yarbro, Vice Admiral Robert Conway, Steve Roehrich, Robert Davis and Benjamin Large. The Nominees are highly qualified individuals with significant business experience. The principal occupation and business experience of each Nominee is set forth in this Consent Solicitation Statement under the section entitled “Proposal No. 2 Election of Nominees,” which we urge you to read.

Q:	Who can give a written consent to the Proposals?

A:	If you are a record owner of Shares as of the close of business on the Record Date, you have the right to consent to the Proposals.

Q:	When is the deadline for submitting consents?

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A:	We urge you to submit your consent as soon as possible so that our Nominees can be seated on the Board now. New operational plans must be adopted and implemented by management this fall well in advance of the peak summer season for the Company’s theme parks. In order for our Proposals to be adopted, the Company must receive written unrevoked consents signed by a sufficient number of stockholders to adopt the Proposals within 60 calendar days of the date of the earliest dated consent delivered to the Company. WE URGE YOU TO ACT AS SOON AS POSSIBLE TO ENSURE THAT YOUR CONSENT WILL COUNT.

Q:	How many consents must be granted in favor of the Proposals to adopt them?

A:	These Proposals will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of a majority of the outstanding Shares as of the close of business on the Record Date, provided that such consents are delivered to the Company within 60 calendar days of the date of the earliest dated consent delivered to the Company. According to the Company’s stockholder list delivered on November 21, 2017, the Company had 30,376,639 Shares of common stock outstanding as of November 16, 2017. Assuming that the number of issued and outstanding Shares remains 30,376,639 on the Record Date, the consent of the holders of at least 15,188,832 Shares would be necessary to effect these Proposals. The actual number of consents necessary to effect the Proposals will depend on the facts as they exist on the record date.

Q:	What should I do to consent?

A:	Sign, date and return the enclosed WHITE consent card today to Stan Yarbro, 154 Quail Hollow Dr., Kings Mountain, NC 28086 in the enclosed postage-paid envelope or by email to syarbro49@gmail.com. In order for your consent to be valid, your consent card must be signed and dated.

Q:	What should I do if I decide to revoke my consent?

A:	An executed consent card may be revoked at any time before the action authorized by the executed consent becomes effective by marking, dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Company or to Stan Yarbro, 154 Quail Hollow Dr., Kings Mountain, NC 28086. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be mailed or delivered to Mr. Yarbro at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when consents to the Proposals have been received from the holders of record on the Record Date for this consent solicitation of a majority of the outstanding Shares.

Q:	Whom should I call if I have questions about the solicitation?

A:	Please call Stan Yarbro at (408) 476-9733.

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INFORMATION ON THE CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE AND PARTICIPANTS

This consent solicitation is being made by the Calmare Committee to Restore Stockholder Value. The committee consists of the following Calmare shareholders: Stanley Yarbro, Ph.D., Richard D. Hornidge, Jr., Ron Hirschi, Robert Davis, Ted Kustin, Dr. William Kay, Ronald K. Tolboe and Steve Roehrich.

These shareholders collectively beneficially own approximately 20% of the outstanding Shares. The other participants are not deemed to beneficially own and do not hold record ownership of any Shares or any securities of any subsidiary of the Company.

Except as disclosed in this consent solicitation statement, neither of the Committee, any of the other participants, nor any of their respective affiliates or associates, directly or indirectly:

•	has had any relationship with the Company in any capacity other than as a stockholder;

•	has any agreement, arrangement or understanding with respect to any future employment by the Company or its affiliates;

•	has any agreement, arrangement or understanding with respect to future transactions to which the Company or any of its affiliates will or may be a party, or have any material interest, direct or indirect, in any transaction that has occurred since January 1, 2016 or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000;

•	is, and was not within the past year, party to any contract, arrangement or understandings with any person with respect to any securities of the Company, including but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loans or guarantees of profit, division of losses or profits or the giving or withholding of proxies; or

•	is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material legal proceeding.

Set forth below is the principal occupation or employment of each person or organization that may be deemed a participant, and the name, principal business and address of the corporations or other organizations in which such employment is carried on. Stanley Yarbro, Ph.D., Richard D. Hornidge, Jr., Ron Hirschi, Robert Davis, Ted Kustin, Dr. William Kay, Ronald K. Tolboe and Steve Roehrich.

Participant	Principal Occupation or Employment	Name, Principal Business and Address of the Corporation or other Organization
Stanley Yarbro, Ph.D	Owner, Stan Yarbro Consulting	Stan Yarbro, Stan Yarbro Consulting, 154 Quail Hollow Dr., Kings Mountain, NC 28086

Richard D. Hornidge, Jr.	Retired	Richard Hornidge, 93 Caldwell Farm Road, Byfield, MA 01922

Ron Hirschi	Manager, Realty Net Associates LLC	Ron Hirschi, 432 North 1050 East, American Fork, UT 84003

Robert Davis	Director of Sales, KLA Tencor	Robert Davis, 807 King Ban Drive, Lewisville, TX 75056

Ted Kustin	Retired	Ted Kustin, 42613 Brighton Street, Palm Desert, CA 92211

Dr. William Kay	Physicial	13785 Cedar Rd., #205, Euclid, OH 44118

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Ronald K. Tolboe	Tolboe Group Realty Services	Ronald K. Tolboe, 696 West 850 South, Orem, UT 94058.

Steve Roehrich	CEO and Founder of Ready Room	Steve Roehrich, 225 Seven Farms Drive, PH 305, Daniel Island, SC 29492
Robert Conway	President, RT Conway & Associates	Robert T. Conwaqy, Jr., Morehead City, NC

Benjamin Large	Managing Partner at Nutmeg Investments LLC	Ben Large, Nutmeg Investments LLC, Los Angeles, CA

The above information has been furnished to us by the respective persons and organizations that may be deemed participants in this consent solicitation.

REASONS FOR THE CONSENT SOLICITATION

Calmare’s stock price and market volume continue to decline

Since the appointment of Conrad Mir as Chief Executive Officer on September 27, 2013, the Company’s stock price has plummeted from prices well in excess of $.50 per share prior to his appointment to trades at $0.07 and $0.08 in the current market. At the same time, the Company his failed to file required filings with the Securities and Exchange Commission to report Company operations and income, to the extent that the Company has been moved the Company which at one time was a proud New York Stock Exchange Company to the OTC Markets Group “pink” market and listed as having “no information” and a stop sign on the symbol.

Calmare has underperformed under a management team that has nonetheless profited handsomely during the same period.

On November 21, 2017, the last trading day before we filed this proxy statement, the Company’s stock closed at a price of $0.11 per share, which is more than 89% lower than its five-year high closing price of $1.24 (May 2012). Moreover, in every single year in the past four (since Mr. Mir’s appointment), the Company generated losses applicable to its common stockholders, aggregating to approximately $9.8 million, or $0.38 per share.

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While it has been overseeing this loss of stockholder value, the current management team has profited handsomely. Since his appointment in September 2013, January 1, 1999, Conrad Mir the Company’s Chief Executive Officer has been paid an annual salary of $270,000 and paid himself bonuses of $53,000 in 2015 and $54,000 in 2016, all at a time when the Company’s common stock declined in value. Mr. Mir has also been issued options to purchase 1,000,000 shares of the Company’s common stock and has been outright granted an additional 509,686 shares of common stock. Under his employment agreement, Mr. Mir is entitled to extraordinarily rich severance benefits. We intend to terminate him for cause to eliminate these benefits. We also believe severance in these amounts, which were approved by this Board and which are potentially payable even if the Company has not undergone a change in control or if the Board elects not to renew the executives’ employment agreements when they expire, are not in line with common corporate practice, are completely unjustified and are not in the best interests of the stockholders.

Management continues to fail to provide required SEC filings and disclosure to Stockholders.

Mr. Mir’s team paid themselves all the while failing to pay the Company’s accounting firm to complete and file the required SEC filings. In fact, Calmare recently “terminated” their long term accounting firm and engaged a new firm. Because Calmare has moved to a “pink sheet” with “no information”, trading in the stock is substantially harmed and trading volume is virtually nonexistent. Calmare was once a proud New York Stock Exchange company with major upside on the Calmare device and other products. Current management has miserably failed to capitalize on those opportunities.

From www.otcmarkets.com front page for Calmare Therapeutics, Inc.:

Management has been mired in litigation it cannot resolve.

Current management has also failed to work to resolve major company litigation matters. On September 28, 2017, GEOMC, the Company’s supplier of the Calmare device, was granted a judgment against the Company. The Company currently has 350 completed units in the Company’s warehouses that were never paid for. By contract, Calmare was not required to pay for the units until the Company “made a profit on the sale.”. By not properly defending this litigation management allowed the court to not only rule that Calmare owes GEOMC approximately $4,000,000 in unit cost, but also significant sums for court costs and legal fees. Competent management could reach resolution of this matter with GEOMC at significant benefit for both Calmare and GEOMC.

Current management also allowed a former employee to reach a judgment against the Company in excess of $400,000 without even bothering to show up at the hearing.

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Management misleads shareholders relative to potential contracts and operations.

In order to preserve their status, Mr. Mir and current management have also repeatedly mislead shareholders and investors with respect to corporate opportunities. In November 2014, Mr. Mir’s team made a public announcement (press release) that he had secured a US General Services Administration (“GSA”) contract for the sale of the Calmare device to the US Government. He proclaimed that the value of this contract was in excess of $15,000,000 and that the company would begin receiving revenue from the GSA contract in excess of $250,000 per month starting in February or March of 2015. To date not one dollar of revenue has been received from this contract. At the annual meeting in October 2015, Mr. Mir explained that the original contract for Calmare units had been delayed due to issues associated with employee misconduct and that he was now taking personal control and that CTI would be receiving revenue shortly. To date no revenue from this contract has been received. At the same annual meeting, Mr. Mir announced that he had secured an additional product to the company’s GSA contract (disposal electrodes for use with not only the Calmare device but other electrical medical devices) and that product was now sole source with the GSA and that again the company would begin receiving revenues in excess of $250,000 per month within the next 90 days. To date, the company has received less than $20,000 (total since 2015) in revenues from the electrode sales. Finally, the sales strategy Mr. Mir has proclaimed for the company was the development of large sales volumes with the US Government through the company’s GSA contract. This strategy was completely destroyed in March of 2017 when the company lost its GSA contract for failure to properly respond to normal procedural questions by the agency. These are events are in addition to Mr. Mir failing to file any of the required 10-Q quarterly reports for the last three quarters. He has repeatedly refused to discuss the company’s performance or actions to improve results with shareholders

The Company Needs to Pursue a New Operational Plan.

We believe it is time for a change and that new directors with new ideas and a fresh perspective should be added to the Board. The time for this change is now because new operational plans must be adopted and implemented to take action to resolve the recent GEOMC judgment and seek to complete the marketing plans for the Calmare pain relief device. We believe that the more the Company delays a change in the management team, the longer it will take for a new management team to reverse the Company’s underperformance and decline in stockholder value. It is time to put our Nominees on the Board!

If stockholders approve our Proposals, we expect that our Nominees will urge the Board to develop a new operational plan for Calmare which will focus on the following:

•	the removal of Conrad Mir, Peter Brennan, Rustin Howard and Carl O’Connell from the Company’s Board of Directors and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of these Proposals to fill any newly-created directorship or vacancy on the Board;

•	the election of Dr. Stanley Yarbro, Vice Admiral Robert Conway, Steve Roehrich, Robert Davis and Benjamin Large to serve as members of the Board and fill the newly-created vacancies (the “Nominees”);

•	the amendment of the Company’s Bylaws to fix the number of directors permitted to serve on the Board at five;

•	the amendment of the Company’s Bylaws to require the unanimous vote of all directors in order for the Board to amend the section of the Bylaws which fixes the number of directors constituting the Board;

•	the amendment of the Bylaws to provide that vacancies on the Board created as a result of the removal of directors by Calmare stockholders may be filled only by a majority vote of Calmare’ stockholders; and

•	the repeal of each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after December 2, 2010 (the last reported changes) and before the effectiveness of the foregoing Proposals and the seating of the Nominees on the Board.

Our Nominees will actively oversee and monitor the Company’s efforts to work to improve the Company’s long-term viability and stock price so that stockholders are protected. Among other things, our Nominees will urge the Board to initially appoint Dr. Stanley Yarbro as the Chief Executive Officer of the Company until a suitable replacement CEO may be found, and direct management to take decisive steps to maximize stockholder value through optimizing operational performance by:

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First step: Remove the current board and replace it with a group that has the experience, skills and desire to make this a profitable, innovative company. The current board has been nothing but a rubber stamp for the misrepresentations, obfuscations, failed strategies and mismanagement of the current CEO. The proposed new board offers a wide variety of skills that could help the company get back on its feet. The company needs to establish as soon as possible a growing revenue stream, and then develop a strategy for differentiated, sustainable long-term growth.

Recommended Board:

Dr. Stan Yarbro

Adm. Robert Conrad

Steve Roehrich

Robert Davis

Ben Large

Second Step: Once a new board has been installed. The current management team would be dismissed for cause. This would include both the CEO and CFO. The combined salaries of these two individuals is over $475,000 per year. The following short-term management structure would be implemented. Stan Yarbro would be appointed the acting CEO. Any salary agreed to by the new Board for Dr. Yarbro would be deferred until the company has recovered to a profitable position. Mr. Yarbro would only receive normal business expenses. He would act in the role for the 3-9 months necessary for CTI to right the ship, initiate a strong sales effort and reconnect with what might be left of our GSA relationships. Simultaneously, the newly elected board would be searching for a strong CEO that could lead the company long term. A key element of this selection would be an individual that will see the potential of the company and look to stock appreciation upside as his or her long-term compensation for moving the company forward, in direct opposition to the current inflated salary and bonuses which reward the current CEO regardless of the financial performance and stockholder value. If the stockholders approve this plan, we would ask Vice Admiral Bob Conway to lead the board in finding the right CEO. In the interim, we would work with the loyal administrative and sales staff that we have to get the sales process started. As for a CFO, a company with essentially no revenue does not need the services of a $175,000 per year CFO. In order to meet our legal requirement as a publicly traded company, we would hire a contractor with proper credentials to supply the needed expertise. At this juncture, we clearly cannot afford the expensive services of a full time expensive CFO. Once we have regained our position as a growing profitable company, the newly hired CEO could make the determination of when a full time CFO is justified.

Third Step: Due to the current financial state of the company, it will be necessary and time critical to raise some capital for the company. The estimate is that $500,000 to $750,000 will be required to get the company back on its feet. Eliminating the CEO and CFO will save approximately $45,000 each month, but unfortunately the past CEO has failed to pay the real working employees for at least the last four months. This situation needs to be rectified. The two office individuals, along with the nurse and sales manager, are required to get us back on tract. The raised capital would go to paying their back salaries and start a sales program. Any back salaries of the current CEO and CFO would be fiercely negotiated as part of a longer- term payout package as well as any other short-term obligation that we have.

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Fourth Step: Initiate a strong sales program utilizing contract sales individuals. We have demonstrated that a representative sales individual can sell the Calmare device. We have seen the current sales individual make multiple sales over the last few months. The sales were made even without Calmare management providing any help, in fact getting in his way. We will change this. We will help the sales force, give them the necessary tools and push them to make sales. We will make them accountable for generating new sales, opening new accounts and looking at out- of- the box opportunities. We will also look to expand the sales force by bring on new representatives to cover a wider customer base. We can and will initiate a hospital based APC (ambulatory payment classification) strategy that allows hospitals to generate their own CPT codes for re-imbursement. The APC program has been in place for over two years without any revenue. This program was designed for the small medical device company. It allows insurance re-imbursement without formal FDA approval. You need FDA clearance (which we have) but approval can be done at the local level. This is just one program that our current CEO has been negligent in utilizing. Just imagine if we had started this two years ago when the program was available for CTI to utilize.

As part of re-initializing our sales process, we need to re-establish our position with US General Services Administration (GSA). Having a GSA contract is a good first step. But just having the contract does not generate sales, as we have seen, no sales since its initiation over 3 years ago, despite all the promises. We have over 20 units in military facilities across the US. We need to inventory these units, understand their utilization and use this to demonstrate to other government agencies the power of Calmare. We should leverage these tool placements to other US government facilities. Demonstrate how effective the treatments can be, and in today’s environment, how cost effective they can be. We need to also understand where we stand with our electrode contract. We just need to do the normal “blocking and tackling” to get this re-started. This could be a real opportunity to get some re-occurring revenue over a short time frame.

Fifth Step: After the company has stabilized its finances, we will look to identify an individual to become CEO. This individual will need to appreciate the potential of the product and company and be willing to be compensated on both top line and bottom line growth.

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BACKGROUND OF THE CONSENT SOLICITATION

We initially invested in many years ago because we believed the stock was undervalued and that there was significant potential for increased value. As we became more familiar with the Company and its business, it became apparent to us that the Board and management were not pursuing what we believe is the best strategy to maximize stockholder value.

On June 30, 2017, and as amended on September 21, 2017, we filed our initial statement of ownership on Schedule 13D, reflecting our investment and ownership in Calmare. In that Schedule 13D, we advised that we had major concerns regarding various aspects of Calmare’s operations, financial structure and strategy including, but not limited to, the long history of underperformance and mismanagement of Calmare – a problem that has existed for many years with no signs of improvement. As part of that process, we sought to engage Calmare’s Board in discussions to address these concerns including, but not limited to, senior management, Board composition, financial condition and/or operations of Calmare (including financing, spending, business strategy, compensation, debt, and dilution of stock), and how to maximize shareholder value. As part of that proposed process, we had hoped to resolve these issues with the Calmare Board, but in the event that turned out not to be possible, reserved the right to consider all available options to benefit the shareholders including, without limitation, commencement of a consent solicitation, proxy solicitation or tender offer.

Also on June 30, 2017, Stanley Yarbro (on behalf of the members of the Committee) sent a letter to the Board expressing our ongoing concern regarding the underperformance and mismanagement of the Company. In this letter, we noted that, despite languishing stock price, senior management’s compensation has done nothing but go up and that senior management’s compensation is in no way tied to shareholder return. The letter also noted our concern with the Board’s recent invalid and wrongful removal of Mr. Yarbro as a member of the Board (as inaccurately reported in the Form 8-K filed by the Company on March 18, 2017). The letter requested that the Board meet with us to address the above-referenced concerns.

On or about July 14, 2017, Mr. Yarbro followed up with a letter to Calmare management once again requesting a meeting with the Board of Directors to discuss the issues raised in the Initial Schedule 13D including the longstanding underperformance and mismanagement of the Company. Mr. Yarbro also noted the Company’s failure to timely file its Form 10-K for the period ending December 31, 2016 and its Form 10-Qs for the whole of 2017, as well as the financial status of the Company.

On or about August 11, 2017, Yarbro, again on behalf of the members of the Committee, presented the Company’s Secretary with Notice of Stockholder Proposal to Nominate Directors for Election at Annual Meeting in accordance with the Company’s By-laws (the “Stockholder Proposal”) proposing for nomination a slate of five (5) individuals to serve as directors of the Company. The five individuals are:

•	Dr. Stanley Yarbro, Ph.d.;
•	Vice Admiral Robert T. Conway, Jr.;
•	Steve Roehrich;
•	Robert Davis; and
•	Benjamin Large.

We no longer believe that management of the Company will hold the required annual stockholder meeting in any timely or meaningful sense, and accordingly have determined to proceed with this consent solicitation.

On or about August 18, 2017, the Company, through its counsel, agreed to a meeting between Company management and members of the Committee (as set forth in the Initial Schedule 13D), to take place on Thursday, August 24, 2017 at the offices of the Company. On the afternoon of August 22, 2017, the Company, through its counsel, indicated that the meeting was cancelled by the Company’s CEO, Conrad Mir, citing “ongoing material events” that prevented the Company from answering our questions at this time and stating that the meeting would need to be rescheduled after September 15, 2017. To date, the Company has not provided alternative dates to reschedule the meeting between the Committee and Company management.

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During this period, Yarbro also repeatedly made informal requests for a stockholder list which the Company has failed to provide. Section 220 of the Delaware General Corporation Law specifically provides that any shareholder upon written demand under oath stating the purpose thereof has the right to inspect the corporation’s list of stockholders. Following the Company’s abrupt cancellation of the August 24th meeting, Yarbro, through counsel, made a formal demand under Section 220 of the General Laws of the State of Delaware to review the stockholder list of the Company. The Company refused to respond.

Accordingly, on October 3, 2017 Mr. Yarbro filed suit in Delaware Chancery Court to obtain the stockholder list (Stan Yarbro v. Calmare Therapeutics, Delaware Chancery Court 2017-0704). On October 25, 2017, a hearing was scheduled at the court to determine whether Mr. Yarbro was entitled to the stockholder list. At that meeting, Conrad Mir appeared and requested a three week continuance to stall delivery of the list. The judge refused and gave the Company 48 hours. The judge clearly recognized Mr. Mir’s action for what it was, an attempt to stall a rightful stockholder action. On October 27, 2017 the hearing reconvened and the court order the Company to deliver the list of stockholders to Mr. Yarbro. On October 31, the day before Mr. Mir was to deliver the shareholder list, he used company funds to hire a Delaware law firm to not dispute the order but to beg for more time to deliver the list. The court granted him 10 days to deliver the list. Finally, after more maneuvering on the part of the Company, on November 21, 2017 the Company delivered the required stockholder list.

On November 22, 2017, we filed our Preliminary Consent Solicitation Statement on Schedule 14A with the SEC. On December 4, 2017, we filed an amended Preliminary Consent Solicitation in response to comments from the SEC. We intend to commence solicitation of consents upon final review by the United States Securities and Exchange Commission, anticipated for on or after December 5, 2017.

ADOPTION OF THE PROPOSALS IS REQUIRED TO REMOVE EXISTING DIRECTORS FROM THE COMPANY’S CURRENT BOARD OF DIRECTORS, TO ADD THE FIVE NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS, TO FIX THE NUMBER OF DIRECTORS ON THE CALMARE BOARD AT FIVE AND TO AMEND THE COMPANY’S BYLAWS TO REQUIRE A MAJORITY STOCKHOLDER VOTE TO FILL VACANCIES. ACCORDINGLY, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD. FAILURE TO SIGN AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS.

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PROPOSAL NO. 1

REMOVAL OF CONRAD MIR, PETER BRENNAN, RUSTIN HOWARD AND CARL O’CONNELL

This Proposal provides for the removal without cause of Conrad Mir, Peter Brennan, Rustin Howard and Carl O’Connell from the current Board. This Proposal also contemplates the removal of any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of the Proposals to fill any newly-created directorship or vacancy on the Board. This is intended to address the possibility that the current directors might try to add directors to the Board who are aligned with them.

Section 141(k) of the Delaware General Corporation Law (the “DGCL”) provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation’s directors, subject to exceptions if the corporation has a classified board or cumulative voting in the election of its directors.

The Company does not have a classified board or cumulative voting in the election of its directors. Consequently, Section 141(k) of the DGCL and Section 4.5 of the Company’s Bylaws permit the stockholders of the Company to remove any director or its entire Board without cause.

The effectiveness of the Proposal is subject to, and conditioned upon, the effectiveness of each of the other Proposals.

WE URGE YOU TO CONSENT TO THE REMOVAL OF THE EXISTING COMPANY’S DIRECTORS.

PROPOSAL NO. 2

ELECTION OF NOMINEES

This Proposal is to elect five Nominees named below to fill the vacancies resulting from Proposal 1, each of whom has consented to being named as a Nominee and to serve as a director, if elected. If elected, each Nominee will serve until the next annual meeting of the Company’s stockholders, and until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

Each director of the Company has an obligation under Delaware law to discharge his duties as a director on an informed basis, in good faith and in a manner the director honestly believes to be in the best interests of the Company and all of its stockholders.

Set forth below is the name of each of the nominees. The business address for each Nominee is set forth above under information relative to the Committee.

Name and Business Address Stanley Yarbro Ph.D
Vice Admiral Robert Conway
Steve Roehrich
Robert Davis
Benjamin Large

Proposed Calmare Board of Directors Slate

Dr. Stan Yarbro

Dr. Stan Yarbro is currently the principle at Stan Yarbro Consulting. The company provides a host of sales and marketing services for technology companies. Market development, sales and marketing strategies, technology evaluations and sales training are just a few of the services provided by Yarbro Consulting. Prior to forming Yarbro Consulting follow, Dr. Yarbro, enjoyed a 35-year career in technology markets including the last 25 years as an executive in the Semiconductor Process Equipment industry. He has extensive experience in all aspects of the high technology industries, including product development, R&D, sales and marketing, customer support, and manufacturing in both domestic and the international arena.

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Before forming Yarbro Consulting, Dr. Yarbro was Executive Vice President of Sales and Service for Varian Semiconductor Equipment Associates (VSEA), the world’s largest supplier of Ion Implantation equipment. During his career at VSEA, he was involved in both domestic and international operations for the development of new markets and opportunities. During his career, Dr. Yarbro held multiple management and executive positions with other high-tech companies including KLA-Tencor, Spectra Physics, and American Cyanamid.

Dr. Yarbro holds a BS degree in Chemistry from Wake Forest University and a Ph.D. in Analytical Chemistry from Georgia Institute Of Technology.

Vice Admiral Robert Conway

Vice Admiral Robert (Bob) Conway, USN, (Ret), is currently the President of R.T. Conway & Associates. He founded the company, to provide strategic advice to senior business executives on DOD and Navy programs, Change Management, Alignment, Facilities and Infrastructure Management, Renewable/Alternative Energy Solutions, Information Technology, and Maritime Operations, . Previously, the Admiral served in various leadership positions both at-sea and ashore, until retiring in 2009.

The Admiral's final assignment, was as the Commander, Navy Installations Command, Washington, D. C., where he served as the Navy technical authority for Shore Installation Management. The Admiral graduated from St. Francis University, Loretto, Pa., received his master’s degree from Providence University in Providence, RI, and is also a graduate of the Industrial College of the Armed Forces at the National Defense University in Washington, D.C.

Steve Roehrich

Steve Roehrich is CEO and founder of Ready Room, a team of career naval aviators, mostly admirals, who are acquiring and managing a portfolio of lower mid-cap aerospace and specialty light manufacturing companies. Previously, Steve was Johnson & Johnson's (JNJ) corporate Vice President for Business Improvement reporting to JNJ’s executive committee. He led enterprise-wide operational and financial performance reforms across JNJ’s $70B revenue, 200 companies in 175 countries, including building the top JNJ operating companies in Asia, Europe and South American plus expanding Neutrogena from $225M to $1B sales in 4 years. Subsequently, he was Revlon's corporate Senior Vice President & member of Revlon’s Executive Committee. After Revlon, Steve was Senior Adviser (Under-Secretary rank) to three U.S. Veterans Affairs Cabinet Secretaries and the sole independent member of the VA’s Executive Operating Committee responsible for $150B budget & 330,000 employees. Steve was a career Naval Aviator with 4300 flight hours, aerial combat instructor, Vietnam and Gulf War veteran. He was a top-rated US Naval Academy Economics professor, USNA Director of Resources & CFO. Steve is a Wharton Advanced Management graduate & US Naval Post-Graduate School MS Financial Management graduate.

Robert Davis

Robert (Rob) Davis has been engaged in the Semiconductor industry throughout his career serving in positions of Sales Management, Key Account Sales, Technical Engineering Management, and in Manufacturing. He is currently employed by KLA-Tencor Corporation where he has worked for almost 22 years. During this tenure at KLA-Tencor he has served as Dir. Of Sales for the North and South America Territory, Dir. Of Sales for a world-wide key account, and account manager. During his time at KLA-Tencor he directly developed and oversaw changing the Territory Sales Strategy for the Americas, and then managed the sales team which resulted in a 3x increase in sales, after two years of taking over this responsibility. He prior managed the Sales strategies and activity for one of the top 3 semiconductor manufacturing customers, and improved margins, market share and sales revenues during this time. Prior to these activities, Rob worked for Nikon Precision Inc where he worked as the Central USA Applications Engineering Manager and as a Technical Marketing Engineer. He worked for 2 years for National Semiconductor as a Process Engineer in manufacturing of semiconductor devices. Mr. Davis also serves on a steering committee as a member of the USA chapter for SEMI, a non-profit Semiconductor Industry Organization which has a stewardship for the supply chain of this industry. Mr. Davis has a B.S in Chemical Engineering with a Biomedical emphasis from Brigham Young University. Mr. Davis has been an investor in Calmare Therapeutics for over 7 years.

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Benjamin Large

Benjamin E. Large is currently the Managing Partner at Nutmeg Investments LLC, an investment company (“Nutmeg”), and has worked there since January 2012. Nutmeg has a value oriented approach to investing and works directly with the companies it invests in. He has worked directly with multinational healthcare and technology companies to improve their product development, business strategy and protect their intellectual property. His firm partners with hedge funds and companies to improve their value in public markets and improve corporate governance. Mr. Large’s experience as a board member, his engineering mindset and financial discipline guide his approach to maximizing value in companies. Prior to working at Nutmeg, he has over a decade of engineering and program management experience in the defense aerospace industry at Northrop Grumman from October 2001 to December 2011. Mr. Large was a Senior System Engineer where he managed projects for the design and analysis of satellite communications systems. Mr. Large worked on early stage advanced technology proposals that lead to cutting edge new high speed digital receivers. He led a team that developed analytical modeling tools that were used for early stage risk reduction and lowered verification costs to allow for more competitive bidding. He provided technical leadership and was responsible for the management of program system requirements. Mr. Large’s initiatives and proposals led to the procurement of advanced projects and innovative technology development. Mr. Large has been a member of the board of directors of The Stephan Company (OTC:SPCO), since December 2016. Mr. Large previously served as a member of the board of directors at CompuMed Inc. (OTC:CMPD), a medical informatics and software company, from December 2014 to October 2016. Mr. Large has a M.S. in Electrical Engineering from the University of Southern California and a B.S. in Computer Engineering from Purdue University. Mark Shapiro

The above information has been furnished to us by the respective Nominees.

None of the persons nominated to become a director or executive officer of Calmare has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

The effectiveness of this Proposal is subject to, and conditioned upon, the effectiveness of each of the other Proposals.

WE URGE YOU TO CONSENT TO THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL NO. 3

AMENDMENT TO BYLAWS FIXING NUMBER OF DIRECTORS

Section 2.01 of the Company’s Bylaws provides that the Board shall consist of four directors. Currently the Board consists of four directors. We are seeking stockholder consent without a meeting to amend the Company’s Bylaws to fix the number of directors permitted to serve on the Calmare Board at five.

This Proposal is intended to prevent any actions by the current directors of the Company that might impede the effectiveness of any of these Proposals or negatively impact our ability to obtain stockholder consents or give effect to the will of the stockholders expressed in such consents, including seeking to expand the Board to add the directors removed pursuant to this consent solicitation or additional directors after Proposals 1, 2, 4, 5 and 6 are effective. Section 109(a) of the DGCL and Article XXVI of the Company’s Bylaws permit the Company’s stockholders to amend the Bylaws.

The effectiveness of this Proposal is subject to, and conditioned upon, the effectiveness of each of the other Proposals.

WE URGE YOU TO CONSENT TO THE AMENDMENT OF THE BYLAWS FIXING NUMBER OF DIRECTORS.

PROPOSAL NO. 4

AMENDMENT TO BYLAWS REGARDING CHANGE IN NUMBER OF DIRECTORS

Section 7.01 of the Company’s current Bylaws provides that the Company’s Bylaws may be amended by the stockholders by the vote or written consent of a majority of the outstanding shares entitled to vote. We are seeking stockholder consent without a meeting to amend the Company’s Bylaws to require the unanimous vote of all the members of the Board for any amendment by the Board to the Bylaws which would change the number of directors constituting the Board.

16

This Proposal is intended to prevent any actions by the current directors of the Company that might impede the effectiveness of any of these Proposals or negatively impact our ability to obtain stockholder consents or give effect to the will of the stockholders expressed in such consents, including expanding the Board, without obtaining the affirmative vote of our Nominees, to add the directors removed pursuant to this consent solicitation or additional directors after Proposals 1, 2, 3, 5 and 6 are effective. Section 109(a) of the DGCL and Article XXVI of the Company’s Bylaws permit the Company’s stockholders to amend the Bylaws.

The effectiveness of this Proposal is subject to, and conditioned upon, the effectiveness of each of the other Proposals.

WE URGE YOU TO CONSENT TO THE AMENDMENT OF THE BYLAWS REGARDING CHANGE IN NUMBER OF DIRECTORS.

PROPOSAL NO. 5

AMENDMENT TO BYLAWS REGARDING VACANCIES

Section 2.01 of the Company’s current Bylaws provides that if the office of any director becomes vacant due to death, resignation, disqualification, removal or otherwise, such vacancy may be filled by the remaining directors, and the successor or successors shall hold office for the unexpired term. We are seeking stockholder consent without a meeting to amend Section 2.01 of the Company’s Bylaws so that only Calmare stockholders (and not the Board) can fill any vacancies on the Board created as a result of death, resignation, disqualification, removal or otherwise.

This Proposal is generally intended to prevent any actions by the current directors of the Company that might impede the effectiveness of any of these Proposals or negatively impact our ability to obtain stockholder consents or give effect to the will of the stockholders expressed in such consents, including the current directors seeking to fill the vacancies on the Board created by the removal of the existing directors pursuant to Proposal 1. Section 109(a) of the DGCL and Article XXVI of the Company’s Bylaws permit the Company’s stockholders to amend the Bylaws.

The effectiveness of this Proposal is subject to, and conditioned upon, the effectiveness of each of the other Proposals.

WE URGE YOU TO CONSENT TO THE AMENDMENT OF THE BYLAWS REGARDING VACANCIES.

PROPOSAL NO. 6

REPEAL OF ADDITIONAL BYLAWS OR BYLAW AMENDMENTS

Stockholders are being asked to adopt a resolution which would repeal each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after October 10, 2010 (the last date of changes) and before the effectiveness of the foregoing Proposals and the seating of the Nominees on the Board. This Proposal is designed to prevent the current directors of the Company from taking actions to amend the Company’s Bylaws to attempt to nullify or delay the actions taken by the stockholders under these Proposals. Please note, however, that successful passage of this proposal could result in the repeal of bylaws or amendments that are aligned with security holder interests. In such a case, upon successful election, the Nominees will review such bylaw or amendment and make a determination as to whether or not to amend the bylaws to add any such repealed provision.

The effectiveness of this Proposal is subject to, and conditioned upon, the effectiveness of each of the other Proposals.

WE URGE YOU TO CONSENT TO THE REPEAL OF ADDITIONAL BYLAWS OR BYLAW AMENDMENTS DESCRIBED ABOVE.

VOTING SECURITIES

The common stock, par value $.01 per share, constitutes the voting securities of the Company for purposes of this consent solicitation. Only holders of the Company’s common stock as of the Record Date are entitled to execute consents. According to the Company’s shareholder list delivered on November 20, 2017, the Company had 30,376,639 Shares of common stock outstanding as of November 16, 2017.

17

PRINCIPAL STOCKHOLDERS

The following information, except for the information for the Nominees and participants, is based principally on the Company’s definitive Schedule 14A filed on October 25, 2016. Unless otherwise indicated, the following table sets forth certain information as of November 16, 2016 and, to our knowledge, summarizes information with respect to ownership of the outstanding common stock of the Company by (i) all persons known to the Company to own beneficially more than 5% of the outstanding common or preferred stock of the Company, including their addresses, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person in the table has sole voting power and investment power of the Shares listed as owned by such person.

Names of Beneficial Owners (and address, if ownership is more than 5%)	Amount Beneficially Owned		Percent (%)(2)
Directors
Peter Brennan	3,797,.096	(3)(4)	12.5
Rustin Howard	128,676	(3)(6)	*
Conrad Mir	1,061,943	(3)(7)	3.5
Carl O’Connell	18,125	(3)(8)	*

Officers
Dr. Stephen J. D’Amato	120,000	(3)(11)	*
Dr. Christine Chansky	60,000	(3)(12)	*
Thomas P. Richtarich	60,000	(3)(13)	*

Directors and officers total:	5,723,820		18.8

Five percent beneficial owners
Joseph M Finley
Suite 2300, 150 South Fifth St., Minneapolis, MN 55402	3,408,700		11.2

Bard Associates, Inc. 135 South LaSalle Street, Suite 3700 Chicago, IL 60603	3,750,025		12.3

William Austin Lewis IV
500 5th Avenue, Suite 2240, New York, NY 10110	10,969,459		36.1

HK Opportunity Group, LLC
1225 Johnson Ferry Rd., Suite 160, Marietta, GA 30068	7,058,824		23.2

Joseph J. Prischak
2425 W. 23rd St., Erie, PA 16506	6,565,412		21.6

* Less than 1%

(1) Pursuant to SEC Rule 13d-3, amounts shown include common shares that may be acquired by a person within 60 days of July 17, 2017. Therefore, the column titled “Percent (%)” has been computed based on (a) 30,376,639 common shares actually outstanding as of November 16, 2017; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of November 16, 2017 upon exercise of options, warrants and/or convertible debt held only by such person.

18

SHARES HELD BY PARTICIPANTS AND THE NOMINEES

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock by the stockholders that comprise The Calmare Committee to Restore Stockholder Value, the other Nominees and the other participants as of November 16, 2017. Unless otherwise indicated, the address of the Committee, the Nominees and the other participants is ____________________________________.

Name, Address and Title of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class of Common Stock(a)
Stanley Yarbro Ph.D	285,980	0.94%

Richard D. Hornidge, Jr.	498,223	1.64%

Ron Hirschi	832,011	2.74%

Robert Davis	1,043,672	3.44%

Ted Kustin	1,431,500	4.71%

Brian Strauss	1,263,809	4.16%

Dr. William Kay	565,000	1.85%

Ronald K. Tolboe	202,200	0.67%

Steve Roehrich	12,500	0.04%

____________

(a)	Calculated on the basis of 30,376,639 Shares of common stock outstanding as of November 16, 2017.

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This following sets forth information with respect to each purchase and sale of Shares that were effectuated by any of the Participants or the Nominees during the past two years.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker.

Richard Hornidge:

Trade Date	Shares Purchased (Sold)	Proceeds ($)

12/17/2015	746	112.65
12/17/2015	3254	561.13
12/24/2015	3000	562.65
12/31/2015	5000	882.95
1/15/2016	118	30.25
1/15/2016	882	166.61
3/9/2016	8000	2007.15
9/12/2016	2500	512.70
9/16/2016	5000	857.95
9/16/2016	5000	807.95
9/22/2016	5000	797.45
9/27/2016	5000	757.45
9/30/2016	5000	797.45
9/30/2016	5000	757.45
10/3/2016	1000	157.95
10/7/2016	500	82.58
2/17/2017	5000	607.45

Ron Hirschi:

Trade Date	Shares Purchased (Sold)	Proceeds ($)

1/25/2016	2867	539.63
1/22/2016	2000	368.48
1/27/2016	4000	721.97
1/28/2016	200	44.65
2/1/2016	5800	1047.15
11/28/2017	10000	1104.95
11/28/2017	600	69.33
11/28/2017	8400	970.02
11/28/2017	11000	1325.95
11/28/2017	6797	734.04
11/28/2017	3203	345.91
11/30/2017	12000	1204.95

Robert Davis:

Trade Date	Shares Purchased (Sold)	Proceeds ($)

9/16/2016	5000	750.00
9/23/2016	7000	1120.00
10/18/2016	2800	392.00
10/31/2016	7300	749.00
10/31/2016	5000	650.00
11/22/2016	10000	1200.00
12/8/2016	1500	240.00
12/15/2016	6000	1200.00
12/15/2016	744	141.36
1/31/2017	1000	1200.00
3/1/2017	10000	1000.00

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Ted Kustin:

Trade Date	Shares Purchased (Sold)	Proceeds ($)
11/03/2015	2000	428.95
11/04/2015	3000	639.94
11/04/2015	5000	1081.74
11/05/2015	20000	3973.48
11/11/2015	5000	1045.81
11/19/2015	5000	947.48
12/04/2015	1000	239.98
12/16/2015	14000	2091.22
12/23/2015	5000	893.87
12/30/2015	5000	895.71
01/13/2016	5000	819.54
01/13/2016	10000	1809.99
01/15/2016	10000	1619.98
01/22/2016	5000	889.99
01/25/2016	5000	923.29
01/27/2016	5000	899.99
01/28/2016	5000	904.99
02/18/2016	1000	315.71
03/03/2016	3000	677.23
03/04/2016	2500	619.89
03/18/2016	3500	755.14
03/23/2016	4000	869.97
03/23/2016	5000	1022.98
03/24/2016	2500	522.49
03/28/2016	7500	1613.75
04/01/2016	5500	1219.99
04/05/2016	1000	259.06
04/08/2016	5000	959.49

21

04/11/2016	4000	753.99
04/12/2016	1000	199.39
04/13/2016	500	118.98
04/13/2016	3000	654.97
04/21/2016	1500	339.99
04/21/2016	10000	2034.99
05/11/2016	20000	3874.90
05/12/2016	10000	1854.96
05/13/2016	20000	3800.94
05/27/2016	5000	1146.88
06/21/2016	3300	755.83
07/01/2016	3000	755.83
07/15/2016	10600	2236.42
07/18/2016	5000	759.99
07/20/2016	500	124.75
07/28/2016	500	124.99
08/02/2016	4000	809.99
08/02/2016	3000	573.98
08/03/2016	5000	910.11
08/03/2016	2000	436.10
08/04/2016	5000	1034.99
08/08/2016	5000	863.49
08/08/2016	10000	1720.79
8/11/2016	1000	169.99
8/12/2016	5000	812.49
08/30/2016	500	112.40
08/31/2016	3000	594.99
09/13/2016	1000	223.24
09/16/2016	4000	609.99
09/19/2016	5000	809.99
09/19/2016	5000	799.99

22

10/11/2016	5000	721.99
10/14/2016	2000	324.98
10/17/2016	1000	173.33
10/17/2016	2000	319.99
10/18/2016	5000	747.50
10/19/2016	5000	779.54
10/26/2016	5000	764.98
10/28/2016	5000	756.38
11/01/2016	500	108.34
11/02/2016	500	84.49
11/03/2016	5000	774.97
11/10/2016	4000	638.57
11/15/2016	10000	1409.99
11/16/2016	10000	1459.99
11/23/2016	10000	1530.26
11/30/2016	500	130.77
12/05/2016	581	132.00
12/08/2016	1500	302.49
12/14/2016	1000	217.94
01/03/2017	4000	849.59
01/04/2017	2500	509.99
01/24/2017	12300	2159.05
01/27/2017	5000	809.99
01/30/2017	10000	1409.99
02/02/2917	5000	647.49
02/02/2017	5000	647.99
02/03/2017	5000	648.99
02/08/2017	5500	740.85
02/17/2017	1500	226.23
02/24/2017	1000	164.26
03/08/2017	1000	120.75

23

04/24/2017	100	16.11
06/01/2017	1000	112.85
06/02/2017	11000	1319.15
06/14/2017	5500	756.20
07/05/2017	5390	644.89
07/10/2017	5000	556.05
08/01/2017	2200	261.72
11/09/2017	9000	765.00
11/28/2017	5000	1031.73
08/19/2015	(12900)	4179.04
01/12/2016	(5000)	890.48
02/11/2016	(5000)	989.99
02/16/2016	(5000)	1385.30
02/16/2016	(2266)	628.47
02/17/2016	(6630)	1850.98
02/17/2016	(3104)	865.01
02/17/2016	(2300)	623.62
02/18/2016	(2700)	775.56
02/18/2016	(3000)	859.99
02/18/2016	(5000)	1484.97
02/18/2016	(5000)	1602.47
02/18/2016	(5000)	1589.96
02/19/2016	(6000)	1670.57
02/22/2016	(5000)	1407.47
02/25/2016	(4000)	1109.98
03/03/2016	(1500)	351.18
03/09/2016	(2500)	615.81
03/09/2016	(500)	114.95
03/10/2016	(2500)	559.25
03/10/2016	(3000)	739.69
03/11/2016	(4000)	905.40

24

03/16/2016	(2500)	570.98
04/07/2016	(6500)	1353.21
05/16/2016	(15000)	3349.70
05/17/2016	(5000)	1127.09
06/01/2016	(2300)	512.01
06/03/2016	(2500)	577.49
06/06/2016	(4700)	1049.49
06/07/2016	(1500)	364.70
06/08/2016	(4500)	1057.97
06/10/2016	(4500)	1015.50
06/24/2016	(2600)	785.25
06/28/2016	(4300)	785.25
09/15/2016	(5000)	939.98
11/30/2016	(2581)	588.79
12/19/2016	(10000)	2188.96
12/19/2016	(1000)	210.90
12/20/2016	(10000)	2188.96
01/03/2017	(9000)	1948.04
05/24/2017	(9350)	759.73
05/26/2017	(1000)	73.62
05/31/2017	(10000)	730.49
06/07/2017	(6000)	600.24
06/26/2017	(1500)	186.13
07/28/2017	(4390)	520.72
09/18/2017	(7200)	875.30
11/16/2017	(9000)	588.24

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Brian Strauss:

Trade Date	Shares Purchased (Sold)	Price Per Share ($)

4/25/2017	17,600	$0.10
5/08/2017	5,000	$0.11
5/09/2017	5,000	$0.1011
5/17/2017	1,990	$0.0996
5/31/2017	10,000	$0.0974
5/31/2017	76,850	$0.10
6/02/2017	55,000	$0.106
6/06/2017	5,000	$0.101
6/07/2017	600	$0.1012
6/07/2017	3,000	$0.1012
6/08/2017	4,050	$0.1012
6/09/2017	7,500	$0.1222
6/13/2017	2,048	$0.1301
6/14/2017	6,300	$0.14
6/14/2017	5,000	$0.1302
6/15/2017	5,000	$0.1151
6/23/2017	5,000	$0.1495

 Dr. William Kay:

Trade Date	Shares Purchased (Sold)	Price Per Share ($)

6/26/17	5,000	$0.131

Ronald Tolboe:

Trade Date	Shares Purchased (Sold)	Price Per Share ($)

12/8/15	(1500)	$.155
12/23/16	(1800)	$.2101
12/4/17	(1300)	$.07

26

CERTAIN TRANSACTIONS BETWEEN

THE COMPANY AND THE PARTICIPANTS

Stanley Yarbro, Ph.D., Robert Conway and Steve Roehrich were previously members of the Board of Directors of Calmare.

As disclosed in this consent solicitation statement, if our Nominees are elected, they will urge the Board to appoint Dr. Stanley Yarbro as Chief Executive Officer of Calmare. Dr. Yarbro has agreed to serve as Chief Executive Officer under such circumstances subject to the search and determination of a long term Chief Executive Officer.

APPRAISAL RIGHTS

The Company’s stockholders are not entitled to appraisal rights in connection with these Proposals under Delaware law.

SOLICITATION OF CONSENTS

The members and agents of the Committee and the Nominees may solicit consents. Consents will be solicited by mail, advertisement, telephone, facsimile, other electronic means and in person. None of those persons will receive additional compensation for their solicitation efforts.

Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of Shares. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

Our estimate of the total cost to be incurred in connection with this consent solicitation is $25,000. To date, $20,000 has been incurred in connection with this consent solicitation. We will bear the costs of this consent solicitation and, if successful, we will seek reimbursement of these costs from the Company. The affirmative vote of the directors other than our Nominees would be required to approve such reimbursement. The Board would be informed of our Nominees’ interest in receiving reimbursement and would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of consents include expenditures for attorneys, accountants, printing, advertising, postage and related expenses and fees.

CONSENT PROCEDURE

Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Consents must also bear the date of the signature of the stockholder who signs the written consent. The Company’s certificate of incorporation does not prohibit, and therefore permits, the Company’s stockholders to act by written consent. In addition, the Company’s Bylaws permit the Company’s stockholders to act by written consent.

According to the Company’s stockholder list delivered to the Committee on November 21, 2017, the Company had 30,376,639 Shares outstanding as of November 16, 2017. Asuming that the number of issued and outstanding Shares remains 30,376,639 on the record date, it is anticipated that each Proposal will become effective upon properly completed and duly delivered unrevoked written consents representing at least 15,188,320 Shares. In the event that the number of shares outstanding changes due to an improper action of the Company prior to completion of this consent solicitation, the Committee intends to seek a court terminating any such issuance as a breach of fiduciary duty to the shareholders.

27

Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation’s board of directors is required and the board has not fixed a record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Each Proposal will become effective only if properly executed and dated consents to that Proposal are returned by holders of record on the Record Date for this consent solicitation of a majority of the total number of Shares then outstanding. The failure to sign and return a consent will have the same effect as voting against the Proposals.

If your Shares are registered in your own name, please sign, date and mail the enclosed WHITE consent card to Stan Yarbro, 154 Quail Hollow Dr., Kings Mountain, NC 28086 in the postage-paid envelope provided or signed and scanned and sent by email to syarbro49@gmail.com. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE consent card with respect to your Shares and only on receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your Shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Mr. Yarbro at the address above so we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call: Stan Yarbro at (408) 476-9733.

If any of the Proposals become effective as a result of this consent solicitation, prompt notice will be given under Section 228(e) of the DGCL to stockholders who have not executed consents.

We will bear the costs of this consent solicitation and, if successful, we will seek reimbursement of these costs from the Company. The affirmative vote of the directors other than our Nominees would be required to approve such reimbursement. The Board would be informed of our Nominees’ interest in receiving reimbursement and would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. The consents are being solicited in accordance with the applicable provisions of the DGCL. Holders of record of the Shares as of the close of business on the Record Date are entitled to consent to our Proposals. To be effective, the requisite consents must be delivered to the Company within 60 days of the earliest dated consent delivered to the Company.

An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Company or to Stan Yarbro, 154 Quail Hollow Dr., Kings Mountain, NC 28086. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be mailed or delivered to Mr. Yarbro at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when consents to the Proposals have been received from the holders of record on the Record Date for this consent solicitation of a majority of the outstanding Shares.

PROPOSALS OF STOCKHOLDERS

We note that Calmare’s proxy statement for the 2016 annual meeting provided that shareholders who wish to present proposals under SEC Rule 14a-8 to be included in Calmare’s Proxy Statement and form of proxy in connection with the then-proposed November 2017 Annual Meeting of Shareholders must have submitted those proposals so that Calmare received them no later than 120 days before the proxy availability date of Calmare’s Proxy Statement in connection with what should have been that meeting. Calmare originally stated that it’s intended proxy availability date was October 21, 2016, for which Calmare must have received Shareholder proposals for the November 2017 Annual Meeting no later than June 21, 2017. As Calmare has not filed a proxy statement or held an annual meeting, Shareholders must submit a proposal no later than 120 days before the proxy availability date. We cannot calculate their date due to Calmare’s failure to meet their proposed proxy availability date.

Shareholders who wish to present matters outside the processes of SEC Rule 14a-8 to be included in Calmre’s Proxy Statement and form of proxy in connection with the then-proposed November 2017 Annual Meeting of Shareholders must have submitted notice of those matters so that Calmare received them no later than 45 days before the proxy availability date of our Proxy Statement in connection that meeting. If Calmare had met its expected availability date of October 21, 2016, Calmare must have received notice of such matters for the proposed November 2017 Annual Meeting no later than August 28, 2017. Since Calmare has not filed a proxy, that date is 45 days before the proxy availability date. The Committee has no knowledge of when or if Calmare intends to file a proxy.

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SPECIAL INSTRUCTIONS

If you were a record holder of Shares as of the close of business on the Record Date for this consent solicitation, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the “CONSENT,” “WITHHOLD CONSENT” or “ABSTAIN” box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed post-paid envelope. In addition, you may withhold consent to the removal of any individual director or the election of any individual Nominee by writing that person’s name on the consent card.

IF A STOCKHOLDER EXECUTES AND DELIVERS A WHITE CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED “CONSENT,” “WITHHOLD CONSENT” OR “ABSTAIN” FOR A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE STOCKHOLDER WILL NOT BE DEEMED TO CONSENT TO EITHER 1) THE REMOVAL OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE THE APPLICABLE INSTRUCTION TO THE REMOVAL PROPOSAL PROVIDES ON THE CARD OR 2) THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE THE APPLICABLE INSTRUCTION TO THE ELECTION PROPOSAL PROVIDES ON THE CARD.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POST-PAID ENVELOPE PROMPTLY. YOU MUST DATE YOUR CONSENT IN ORDER FOR IT TO BE VALID. FAILURE TO SIGN, DATE AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to those Shares and only on receipt of specific instructions from you. Thus, you should contact the person responsible for your account and give instructions for the WHITE consent card to be signed representing your Shares. You should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Stan Yarbro, 154 Quail Hollow Dr., Kings Mountain, NC 28086or email to syarbro49@gmail.com, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

If you have any questions or require any assistance in executing your consent, please call Stan Yarbro at (408) 476-9733

Dated: December 5, 2017

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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

DATED DECEMBER 4, 2017

[FORM OF CONSENT CARD]

CONSENT OF STOCKHOLDERS OF CALMARE THERAPEUTICS, INC. TO ACTION WITHOUT A MEETING:

THIS CONSENT IS SOLICITED BY THE

CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE.

Unless otherwise indicated below, the undersigned, a stockholder of record of Calmare Therapeutics, Inc. (the “Company”) on November 16, 2017 (the “Record Date”), hereby consents pursuant to Section 228(a) of the Delaware General Corporation Law with respect to all Shares of common stock (the “Shares”) held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company:

The shares represented by this consent will be voted in accordance with the specifications so indicated where the undersigned specifies by means of this consent a choice with respect to any matter to be acted upon. Please note that this consent may confer discretionary authority with respect to matters as to which a choice is not specified by the security holder provided that this consent states in bold-face type how it is intended to vote the shares represented by this consent.

Please note that because a majority vote of all Stockholders is required to effectuate any of the proposals, a vote to “abstain” has the same legal effect as a “no” vote.

Please also note that the passage of each of the following proposals is explicitly conditioned upon the passage of all other proposals. If any of the proposals does not result in the required vote, none of the proposals will pass.

IF NO BOX IS MARKED FOR PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT DIRECTOR OR TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED. RED ZONE LLC RECOMMENDS THAT YOU CONSENT TO PROPOSALS 1-6. IF NO SUCH INSTRUCTION IS RECEIVED, THIS CONSENT SHALL PROVIDE FOR APPROVAL OF ALL PROPOSALS 1-6.

1.	The removal without cause of Conrad Mir, Peter Brennan, Rustin Howard and Carl O’Connell as directors of the Company and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of these Proposals.

☐	☐	☐
Consent	Withhold Consent	Abstain

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF THE DIRECTORS, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE FOLLOWING SPACE:

2.	The election of the following five persons as directors of the Company to fill the vacancies resulting from Proposal 1: Dr. Stanley Yarbro, Vice Admiral Robert Conway, Steve Roehrich, Robert Davis and Benjamin Large

☐	☐	☐
Consent	Withhold Consent	Abstain

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE ABOVE-NAMED PERSONS, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE FOLLOWING SPACE:

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3.	The amendment of Section 2.01 of the Company’s Bylaws to fix the number of directors permitted to serve on the Calmare Board at five.

☐	☐	☐
Consent	Withhold Consent	Abstain

4.	The amendment of Section 7.0.1 of the Company’s Bylaws to require the unanimous vote of all directors for any change in the number of directors constituting the Board.

☐	☐	☐
Consent	Withhold Consent	Abstain

5.	The amendment of Section 2.01 of the Company’s Bylaws to provide that vacancies on the Calmare Board created as a result of removing any current directors may be filled only by a majority vote of Calmare stockholders.

☐	☐	☐
Consent	Withhold Consent	Abstain

6.	The repeal of each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after October 20, 2010 and before the effectiveness of the foregoing Proposals and the seating of the Nominees on the Board.

☐	☐	☐
Consent	Withhold Consent	Abstain

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

Date:	2005

Signature

Signature (if held jointly)

Title(s):

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

THIS SOLICITATION IS BEING MADE BY THE CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE AND NOT ON BEHALF OF THE COMPANY.

PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

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